Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2007 (except for Note 15 as to which the date is June 21, 2007) accompanying the consolidated financial statements and schedules as of and for each of the three years in the period ended December 31, 2006 and our report dated February 28, 2007 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 of RAIT Financial Trust (formerly RAIT Investment Trust) and subsidiaries included in the Current Report on Form 8-K filed on June 25, 2007 which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 21, 2008